Exhibit 10.5

SIXTH AMENDMENT

THIS Amendment (hereinafter referred to as the “Sixth Amendment”), dated the 3rd day of June 2024, is entered into by ACCURIDE INTERNATIONAL INC., a California corporation (hereinafter referred to as “Landlord”) and RXSIGHT, Inc., a Delaware corporation, (hereinafter referred to as “Tenant”). The parties agree as follows:

A. Identification of Lease. Reference is made to that certain Commercial Lease Agreement dated August 31st, 2015 (the “Original Lease”), as amended by that certain First Amendment to the Lease dated November 23rd, 2015, as amended by that certain Second Amendment to the Lease dated December 22nd , 2015 , as amended by that certain Third Amendment to the Lease dated January 18th, 2016, as amended by that certain Fourth Amendment to the Lease dated November 12th, 2016, as amended by that certain Fifth Amendment to the Lease dated April 18, 2024, (The Original Lease, as so amended, is herein collectively referred to as the “Lease”) for certain premises containing approximately 21,498 rentable square feet located at 100 Columbia Suite 200, Aliso Viejo, CA and 20,608 rentable square feet located at 100 Columbia Suite 100, Aliso Viejo Ca as more particularly described in the Lease as the Premises.

B. Context of Sixth Amendment. The parties have agreed to the following adjustments to the Fifth Amendment to the Lease, Section 4(ii) and 4(iii) and to adjust the Original Lease, Section 18, “Notices”:

1.
Section 4(ii.) of the Fifth Amendment shall be replaced by: In the event Tenant’s total cash and cash equivalents and short-term investments fall below $40,000,000, Tenant shall notify Landlord within ten (10) business days.
2.
Section 4(iii.) of the Fifth Amendment shall be replaced by: In the event Tenant’s total cash and cash equivalents and short-term investments fall below $30,000,000 for any five (5) business day period, Tenant shall notify Landlord within two (2) business days and provide Landlord with an Irrevocable Standby Letter of Credit (ISLC) in the amount of $773,661.81 within thirty (30) calendar days. Tenant shall conform to the format issued under the ISLC requirements (Attachment F, under the Original Lease).
3.
Section 18, "Notices" of the Original Lease shall be replaced by:

RxSight, Inc.

100 Columbia, Suite 120

Aliso Viejo, CA 92656

Tel: (949) 521-7830

G. Miscellaneous. Any term used in this Sixth Amendment, which is defined in the Lease, shall have the same meaning herein, unless the context indicates that another meaning is intended. The Lease is intended to be and is supplemented and amended by the provisions of this Sixth Amendment, and hereafter the Lease shall be considered and construed together. All of the terms, provisions, conditions, and covenants of the Lease, as modified by this Sixth Amendment, shall be and remain in full force and effect.

"Intentionally Blank"

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed on or as of the day and year above written.

“Landlord”:		“Tenant”:

ACCURIDE INTERNATIONAL INC. a California Corporation		RXSIGHT, Inc. a Delaware Corporation

By:	Jeffrey A. Dunlap	By:	Shelley Thunen
Chief Financial Officer
6/3/2024